Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-86035
Prospectus Supplement
(To Prospectus dated February 9, 2000)

[FORD MOTOR COMPANY LOGO]

7.73% Notes due September 15, 2005

     The Notes are being offered directly by Ford Motor Company (“Ford”, “we”, “our” or “us”) only to persons who are parties to a Sales and Service Agreement with Ford (“Ford Dealers”), which agreement authorizes them to sell and service Ford-branded products in the United States. The Notes will be offered and sold in increments of $10,000, up to an aggregate principal amount of $41,410,000.

     If fewer than 2,500 Ford Dealers have agreed to purchase the Notes at the close of business on September 22, 2000, the offering may be withdrawn and all purchase money received in payment of the Notes will be returned.

     If the offering is completed, we will pay interest on the Notes on March 15 and September 15 of each year, commencing on March 15, 2001. We may redeem all or a portion of the Notes (i) at any time during which any person (including an affiliate of Ford) beneficially holds in excess of 65% of the principal amount of the Notes outstanding or (ii) on or at any time after September 15, 2003. The Notes are not subject to any sinking fund.

     The Notes will be represented by a Global Note registered in the name of the The Bank of New York, acting as the custodian. Beneficial interest in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the custodian. Except as described herein, Notes in definitive form will not be issued.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement and the accompanying Prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total*

Offering price	100%	$41,410,000

Underwriting discount and commissions	—	—

Proceeds, before expenses, to Ford	100%	$41,410,000

*	Assumes all the Notes offered hereby are sold.

Prospectus Supplement dated August 25, 2000

DESCRIPTION OF NOTES

      This description of the terms of the Notes adds information to the description of the general terms and provisions of Debt Securities in the Prospectus. If this description differs in any way from the description in the Prospectus, you should rely on this description. The Notes are part of the $3,000,000,000 aggregate principal amount of Debt Securities we registered in February 2000 to be issued on terms to be determined at the time of sale. In addition to the Notes offered hereby, Debt Securities in the aggregate principal amount of $1,500,000,000 previously have been sold.

The Notes

      The Notes will be limited to $41,410,000 aggregate principal amount. The Notes will be offered and sold in increments of $10,000 and will be unsecured obligations of Ford. The Notes will mature on September 15, 2005.

      The Notes will bear interest from the date they are issued (anticipated to be September 22, 2000) at the rate per annum set forth on the cover page of this Prospectus Supplement, payable on March 15 and September 15 of each year, commencing March 15, 2001, to the persons in whose names the Notes are registered at the close of business on the preceding March 1 and September 1, respectively, subject to certain exceptions.

      The Notes may be redeemed in whole or from time to time in part, at our election, (i) at any time during which any person (including an affiliate of Ford) beneficially holds in excess of 65% of the principal amount of the Notes outstanding or (ii) on or at any time after September 15, 2003. If we redeem all or a portion of the Notes, such redemption will be at a redemption price equal to 100% of their principal amount, plus any accrued and unpaid interest to the date of redemption. If only a portion of the Notes are to be redeemed, the Notes will be redeemed on a pro rata basis. We will give you notice of our election to redeem not less than 30 nor more than 60 days prior to the redemption date.

Ordering Process

      This offering is being made directly by Ford only to the 4,141 Ford Dealers existing as of the date of this prospectus supplement. Each Ford Dealer is being offered an opportunity to purchase a minimum of $10,000 in principal amount of the Notes. However, to the extent that one or more Ford Dealers do not elect to purchase any Notes, the principal amount of Notes not allocated as a result will be available for sale to the other Ford Dealers.

      Ford Dealers may purchase a Note by logging onto the Ford website, www.dealerbonds.com, on or before September 15, 2000. Once on this site, the Ford Dealer will be required to indicate in $10,000 increments the principal amount of the Notes that it wishes to purchase.

      If one or more Ford Dealers elect not to participate in this offering, the principal amount of Notes that would otherwise have been sold to them will be allocated to those Ford Dealers that have indicated an interest to purchase in excess of the minimum $10,000 in principal amount. A random selection process will be utilized to allocate an additional $10,000 principal amount of Notes among Ford Dealers who have indicated an interest to purchase at least $20,000 principal amount of Notes. If the total 41,410,000 in principal amount of this offering has not been allocated after all such Ford Dealers have been allocated $20,000 in principal amount of Notes, the random selection process will be repeated in $10,000 increments until the total 41,410,000 is allocated.

      On or about September 19, 2000, each Ford Dealer electing to participate in this offering will be notified of the aggregate principal amount of the Notes it has been allocated to purchase.

Payment for the Notes must be made by wire transfer to The Bank of New York. Wire transfer instructions for payment of the Notes are as follows:

The Bank of New York
ABA # 021000018
GLA # 111-565
Account Number # 120430
Reference: [Insert five digit dealer PA code]

      You are strongly urged to wire your payment to The Bank of New York by September 20, 2000 to ensure your ability to participate in the offering. No payments will be accepted after the close of business on September 22, 2000 (the “Settlement Date”) and any Ford Dealer whose payment arrives after that time will not receive the Notes.

      The Bank of New York will hold all purchase money received from Ford Dealers in an escrow account until September 22, 2000. If purchase money from 2,500 or more Ford Dealers has been received by The Bank of New York by the close of business on the Settlement Date, the offering will be completed and the funds in the escrow account will be distributed to Ford in exchange for the Notes. If purchase money has not been received from at least 2,500 Ford Dealers by the close of business on the Settlement Date, the offering may be withdrawn. If the offering is withdrawn, all purchase money will be returned by wire transfer to the accounts from which it was sent.

      If the offering is completed, The Bank of New York will establish a book-entry account in the name of the purchaser and credit that account with the principal amount of the Notes purchased. The Bank of New York will then mail to the purchaser a statement showing the principal amount credited to the account. For more information on book-entry, please see “Book-Entry, Delivery and Form” below.

Book-Entry, Delivery and Form

      The Notes will be issued in the form of a single registered global note (the “Global Note”). The Global Note will be deposited with, or on behalf of, The Bank of New York, acting as the custodian of the Global Note. The Bank of New York also is the trustee under the Indenture pursuant to which the Notes are being issued. The Global Note will be registered in the name of The Bank of New York, acting as the custodian. Your beneficial interests in the Global Note will be represented through book-entry accounts maintained by the custodian.

      Upon the sale of the Notes by Ford to you, Ford will inform the custodian of the principal amount of Notes you purchased and the custodian will credit your book-entry account with that principal amount of Notes. Promptly following your purchase of Notes, the custodian will mail you an account statement showing the principal amount of Notes credited to your book-entry account.

      Ownership interests in the Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the custodian. Therefore, to effect a transfer of all or a portion of your beneficial interest in the Notes, you will be required to instruct the custodian in writing to register the transfer, whereupon the custodian will open a book-entry account in the name of your transferee and credit the transferee’s account and debit your account for the principal amount of the Notes being transferred. The custodian may charge an administrative fee (currently $100.00) to effect the transfer.

      So long as the custodian is the registered owner of the Global Note, such custodian for all purposes will be considered the sole owner or holder of the Notes under the Indenture. Except as provided below, you will not be entitled to have Notes registered in your name, will not receive or be entitled to receive physical delivery of Notes in definitive form, and will not be considered the owners or holders of the Notes under the Indenture.

      Principal and interest payments on the Notes registered in the name of the custodian will be made by the trustee. Under the terms of the Indenture, Ford and the trustee will treat the person in whose name the Global Note is registered (that is, the custodian) as the owner of the Notes for the purpose of receiving payment of principal and interest on the Notes and for all other purposes whatsoever. The custodian will pay the beneficial owners of the Notes on the appropriate payment date in accordance with their respective holdings in principal amount of beneficial interests in the Global Note as shown on the records of the custodian.

      If the custodian is at any time unwilling or unable to continue as custodian and we do not appoint a successor custodian within 90 days, we will issue Notes in definitive form in exchange for the Global Note. In addition, we may at any time determine not to have the Notes represented by a Global Note and, in such event, will issue Notes in definitive form in exchange for the Global Note. In either instance, an owner of a beneficial interest in the Global Note will be entitled to have Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form. Notes so issued in definitive form will be issued in denominations of $5,000 and integral multiples thereof and will be issued in registered form only, without coupons.

PLACEMENT

      The Notes are being offered and sold directly by Ford only to persons who are parties to a Sales and Service Agreement with Ford, which agreement authorizes them to sell and service Ford-branded products in the United States. No underwriter or sales agent is involved in the distribution.

GENERAL

      The Notes are a new issue of securities with no established trading market. We cannot give you any assurance as to the liquidity of this trading market for the Notes.

      DealerDirect LLC, d/b/a FordDirect.com, is a recently formed joint venture among Ford and certain Ford Dealers that intends to operate an internet business that will allow customers to select, configure, finance and initiate the purchase of Ford-branded vehicles and related products and services on-line. FordDirect.com has announced its intention to offer in the future ownership interests in FordDirect.com to Ford Dealers in exchange for Notes that they hold at the time such offering is made. We can offer no assurance that the intended offer by FordDirect.com to exchange such ownership interests for the Notes will occur, nor can any assurance be given as to the timing or terms of any such offering if one were to be made.

QUESTIONS AND ANSWERS ABOUT THE OFFERING

Q.	How do I purchase a Note?
A.	To purchase a Note, Ford Dealers should go to the designated Ford website, www.dealerbonds.com on or before September 15, 2000. You will be required to complete an order form on this site, including providing certain information such as your name, address, the bank you will use to wire the purchase price, and the principal amount of the Notes you wish to purchase. You must complete or submit the order form on or before September 15, 2000. The order form will be submitted to Ford through this website. You will be notified on or about September 19, 2000 of the principal amount of the Notes you are eligible to purchase. You will be required to wire transfer your payment for the Notes by September 22, 2000 to The Bank of New York. Upon completion of the Note offering, you will be sent an account statement showing the principal amount of the Notes credited to your book-entry account at the custodian.

Q.	What is an “unsecured obligation”?
A.	An unsecured obligation is a debt obligation backed by the issuing corporation’s general credit.

Q.	What is a Global Note?
A.	A Global Note is a security held at the custodian representing the total amount of the debt issuance. Beneficial interests in the Global Note will be sold in increments of $10,000 and such interests in the Global Note will be represented by entries in book-entry accounts maintained by the custodian.

Q.	What is book-entry and how does it work?
A.	A book-entry security is a security sold without delivery of a paper certificate to the beneficial owner. The evidence of ownership of the security is maintained on records at the custodian. If you purchase a Note, the bank will credit a book-entry account established in your name with the principal amount of your beneficial interest in the Global Notes. Once the offering is complete, the bank will mail you an account statement showing the amount credited to your book-entry account.

Q.	What is the yield on the Notes:
A.	7.73% per annum.

Q.	How did you determine the interest rate on the Notes:
A.	The interest rate has been set by reference to the prevailing market yields at August 23, 2000 for outstanding publicly-traded issues of Ford Motor Company and Ford Motor Credit Company debt securities with terms and maturities similar to those of the Notes.

Q.	Why can’t I hold a physical piece of paper representing my “loan”?
A.	You do not need to hold a piece of paper because this is a book-entry account. Your beneficial interest in the Notes will be reflected as a credit to a book-entry account established in your name. This option was chosen because it is a significantly less costly way to administer the Note issuance and simplifies your ability to transfer the Note. A book-entry account also eliminates any risk to you of a physical certificate being lost, stolen, or mutilated.

Q.	How do I receive interest paid on the Note?
A.	Checks for interest payments will be mailed to you on a semi-annual basis.

Q.	When do I receive interest paid on the Notes?
A.	Interest is payable on March 15 and September 15 of each year, with the first interest payment made on March 15, 2001 and the last interest payment made on September 15, 2005 (if held to maturity). To receive interest on a Note, you must be registered on the books of the custodian as the beneficial owner of the Note at the close of business on the preceding March 1 (for the March 15 interest payments) and the preceding September 1 (for the September 15 interest payments).

Q.	What is the process if I want to sell my beneficial interest in the Notes?
A.	Because there is no active trading market in the Notes, if you want to sell the Notes you must find a buyer, agree on a price (including accrued and unpaid interest due), and arrange for settlement of the sale with your buyer. You must then contact the custodian in writing and instruct it to register the transfer. The custodian will open a book-entry account in the name of the new investor, or transferee. The transferee’s account will be credited and your account will be debited for the principal amount of the Note being transferred. The custodian may charge an administrative fee (currently $100.00) to effect the transfer.

Q.	What happens if the Notes are redeemed?
A.	The Notes may not be redeemed prior to September 15, 2003 unless more than 65% of the aggregate principal amount of the Notes outstanding is beneficially held by one person (including an affiliate of Ford). In such event or on or after September 15, 2003, Ford may elect to redeem all or a portion of the Notes at a redemption price equal to 100% of their principal amount, plus any accrued and unpaid interest to the date of redemption. We will give you notice of our election to redeem the Notes between 30 and 60 days prior to the redemption date.

Q.	Are the Notes convertible to equity?
A.	No, the Notes by their terms are not a convertible security and, therefore, Ford may not require you, and you may not require Ford or anyone else, to convert the Notes to equity. However, it is possible that Ford or another entity (such as FordDirect.com) may in the future offer to exchange the Notes for another security.

Q.	Will I be charged a fee for my book-entry account at The Bank of New York?
A.	No fees will be billed for your book-entry account. However, the interest rate on the Notes is lower by 0.04 percentage points from what it otherwise would have been (about $4 per year per account) to absorb this cost, with Ford paying any shortfalls.

Q.	Why can’t I send a check for payment of the Notes?
A.	Wire transfers will ensure that your payment is received prior to the settlement date and provides specific investor tracking capability.

Q.	Why can’t I invest in the Notes under an individual’s name versus my dealership name?
A.	This is a direct offering of the notes to persons who are parties to a Sales and Service Agreement with Ford (that is, only those entities which are authorized to sell and service Ford-branded products in the United States). After the initial investment, a Ford Dealer may sell the Notes to anyone.

Q.	What is the process to purchase additional Notes?
A.	All Ford Dealers are being given the opportunity to purchase a minimum of $10,000 in principal amount of the Notes. If one or more Ford Dealers elect not to participate in this offering, the principal amount of Notes that would otherwise have been sold to them will be allocated to those Ford Dealers that have indicated a desire to purchase in excess of the minimum $10,000 in principal amount. A random selection process will be utilized to allocate an additional $10,000 principal amount of Notes among Ford Dealers who have indicated an interest to purchase at least $20,000 principal amount of Notes. If the total $41,410,000 in principal amount of this offering has not been allocated after all such Ford Dealers have been allocated $20,000 in principal amount of Notes, the random selection process will be repeated in $10,000 increments until the total $41,410,000 is allocated.

Q.	What is a prospectus and how should I use it?
A.	A prospectus is a legal document that describes the security being offered, explains the terms of the offering, and provides detailed information about the issuer of the security to provide potential investors with enough information to make an informed investment decision. You should use the prospectus to understand the investment being presented to you and to assess the strength of the company issuing the security.

Q.	What is an escrow account?
A.	An escrow account is utilized to hold your payment funds until the closing of the offering. At that time, your book-entry account at The Bank of New York will be credited with the principal amount of the Notes you have purchased and Ford will receive payment for the Notes. If the offering is not completed because fewer than 2,500 Ford Dealers agreed to purchase the Notes, The Bank of New York will return your payment to you.

Q.	Are there any limitations on when I can sell my Notes and to whom?
A.	No.

      If you have a question about the offering of the Notes that is not answered here, please call (313) 845-6257. You will be able to record your question and a representative of Ford will return your call as soon as practicable.

[FORD MOTOR COMPANY LOGO]

$3,000,000,000

Debt Securities

          This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $3,000,000,000.

      This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

      You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

      Our principal executive offices are located at:

Ford Motor Company The American Road Dearborn, Michigan 48121 313-322-3000

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 9, 2000.

WHERE YOU CAN FIND MORE INFORMATION
FORD MOTOR COMPANY
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS

  You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

     The debt securities are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

i

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings also are available to you at the SEC’s web site at http://www.sec.gov.

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

•	Annual Report on Form 10-K for the year ended December 31, 1998 (our “1998 10-K Report”).

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999 (collectively, our “10-Q Reports”).

•	Current Reports on Form 8-K dated January 14, 1999, January 21, 1999, January 28, 1999, February 2, 1999, February 5, 1999, April 12, 1999, April 15, 1999, July 15, 1999, October 18, 1999, January 14, 2000, January 26, 2000 and February 4, 2000

      You may request copies of these filings at no cost, by writing or telephoning us at the following address:

Ford Motor Company

The American Road
Dearborn, MI 48121
Attn: Shareholder Relations Department
800-555-5259 or 313-845-8540

FORD MOTOR COMPANY

      We incorporated in Delaware in 1919 and acquired the business of a Michigan company, also known as Ford Motor Company, incorporated in 1903 to produce and sell automobiles designed and engineered by Henry Ford. We are the world’s largest producer of trucks and the second-largest producer of cars and trucks combined.

      Our business is divided into two business sectors, and we manage these sectors as four primary operating segments. These business sectors and operating segments are described below.

Business Sectors	Operating Segments	Description

Automotive:	Automotive	design, manufacture, sale and service of cars and trucks
	Visteon Automotive Systems	design, manufacture, sale and service of automotive components and systems

Financial Services:	Ford Motor Credit Company	vehicle-related financing, leasing and insurance
	The Hertz Corporation	rental of cars, trucks and industrial and construction equipment, and other activities

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of our “earnings” to our “fixed charges” for each of the years 1995 through 1999 was:

Years Ended December 31

1999	1998	1997	1996	1995

2.2	3.8*	2.0	1.6	1.6

*	Earnings used in calculation of this ratio include $15,955 million gain on the spin-off of our interest in Associates First Capital Corporation. Excluding this gain, the ratio would have been 2.0.

      For purposes of the ratio, “earnings” means the sum of:

•	our pre-tax income,

•	the pre-tax income of our majority-owned subsidiaries, whether or not consolidated,

•	our proportionate share of the income of any fifty-percent-owned companies,

•	any income we received from less-than-fifty-percent-owned companies, and

•	our fixed charges.

      “Fixed charges” means the sum of:

•	the interest we pay on borrowed funds,

•	the preferred stock dividend requirements of our consolidated subsidiaries and trusts,

•	the amount we amortize for debt discount, premium, and issuance expense, and

•	one-third of all our rental expenses (the proportion deemed representative of the interest factor).

USE OF PROCEEDS

      We, or our affiliates, will use the net proceeds from the sale of debt securities for general corporate purposes, unless we state otherwise in a prospectus supplement. If we intend to use the proceeds to repay outstanding debt, we will provide details about the debt that is being repaid.

DESCRIPTION OF DEBT SECURITIES

      We will issue debt securities in one or more series under an indenture, dated as of February 15, 1992, between us and The Bank of New York, trustee. The indenture may be supplemented from time to time.

      The indenture is a contract between us and The Bank of New York acting as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if an “Event of Default” described below occurs. Second, the trustee performs certain administrative duties for us.

      The indenture is summarized below. Because it is a summary, it does not contain all of the information that may be important to you. We filed the indenture as an exhibit to the registration statement, and we suggest that you read those parts of the indenture that are important to you. You especially need to read the indenture to get a complete understanding of your rights and our obligations under the covenants described below under Limitation on Liens, Limitation on Sales and Leasebacks and Merger and Consolidation. Throughout the summary we have included parenthetical references to the indenture so that you can easily locate the provisions being discussed.

      The specific terms of each series of debt securities will be described in the particular prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

General

      The debt securities offered by this prospectus will be limited to a total amount of $3,000,000,000, or the equivalent amount in any currency. The indenture, however, does not limit the amount of debt securities that may be issued under it. Therefore, additional debt securities may be issued under the indenture.

      The prospectus supplement which will accompany this prospectus will describe the particular series of debt securities being offered by including:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued or payable;

•	the provision for any sinking fund;

•	any additional restrictive covenants;

•	any additional Events of Default;

•	whether the series of debt securities are issuable in physical form;

•	any provisions modifying the defeasance and covenant defeasance provisions;

•	any special tax implications, including provisions for original issue discount; and

•	any other terms.

      The debt securities will be our unsecured obligations. The debt securities will rank equally with our other unsecured and unsubordinated indebtedness (parent company only).

      Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

      The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

Limitation on Liens

      The indenture restricts our ability to pledge some of our assets as security for other debt. Unless we secure the debt securities on an equal basis, the restriction does not permit us to have or guarantee any debt that is secured by (1) any of our principal U.S. plants or (2) the stock or debt of any of our subsidiaries that own or lease one of these plants. This restriction does not apply until the total amount of our secured debt plus the discounted value of the amount of rent we must pay under sale and leaseback transactions involving principal U.S. plants exceeds 5% of our consolidated net tangible automotive assets. This restriction also does not apply to any of the following:

•	liens of a company that exist at the time such company becomes our subsidiary;

           •  liens in our favor or in the favor of our subsidiaries;

           •  certain liens given to a government;

•	liens on property that exist at the time we acquire the property or liens that we give to secure our paying for the property; and

           •  any extension or replacement of any of the above. (Section 10.04)

Limitation on Sales and Leasebacks

      The indenture prohibits us from selling and leasing back any principal U.S. plant for a term of more than three years. This restriction does not apply if:

•	we could create secured debt in an amount equal to the discounted value of the rent to be paid under the lease without violating the limitation on liens provision discussed above;

•	the lease is with or between any of our subsidiaries; or

•	within 120 days of selling the U.S. plant, we retire our funded debt in an amount equal to the net proceeds from the sale of the plant or the fair market value of the plant, whichever is greater.

Merger and Consolidation

      The indenture prohibits us from merging or consolidating with any company, or selling all or substantially all of our assets to any company, if after we do so the surviving company would violate the limitation on liens or the limitation on sales and leasebacks discussed above. This does not apply if the surviving company secures the debt securities on an equal basis with the other secured debt of the company. (Sections 8.01 and 8.03)

Events of Default and Notice Thereof

      The indenture defines an “Event of Default” as being any one of the following events:

•	failure to pay interest for 30 days after becoming due;

•	failure to pay principal or any premium for five business days after becoming due;

•	failure to make a sinking fund payment for five days after becoming due;

•	failure to perform any other covenant applicable to the debt securities for 90 days after notice;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default provided in the prospectus supplement.

      An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. (Section 5.01.)

      If an Event of Default occurs and continues, the trustee or the holders of at least 25% of the total principal amount of the series may declare the entire principal amount (or, if they are Original Issue Discount Securities (as defined in the indenture), the portion of the principal amount as specified in the terms of such series) of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the total principal amount of the debt securities of that series can void the declaration. (Section 5.02.)

      The indenture provides that within 90 days after default under a series of debt securities, the trustee will give the holders of that series notice of all uncured defaults known to it. (The term “default” includes the events specified above without regard to any period of grace or requirement of notice.) The trustee may withhold notice of any default (except a default in the payment of principal, interest or any premium) if it believes that it is in the interest of the holders. (Section 6.01.)

      Annually, we must send to the trustee a certificate describing any existing defaults under the indenture. (Section 10.06.)

      Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable protection from expenses and liability. (Section 6.02.) If they provide this reasonable indemnification, the holders of a majority of the total principal amount of any series of debt securities may direct the trustee how to act under the indenture. (Section 5.12.)

Defeasance and Covenant Defeasance

      Unless the prospectus supplement states otherwise, we will have two options to discharge our obligations under a series of debt securities before their maturity date. These options are known as “defeasance” and “covenant defeasance”. Defeasance means that we will be deemed to have paid the entire amount of the applicable series of debt securities and we will be released from all of our obligations relating to that series (except for certain obligations, such as registering transfers of the securities). Covenant defeasance means that as to the applicable series of debt securities we will not have to comply with the covenants described above under Limitation on Liens, Limitation on Sales and Leasebacks and Merger and Consolidation. In addition, if the prospectus supplement states that any additional covenants relating to that series of debt securities are subject to the covenant defeasance provision in the indenture, then we also would not have to comply with those covenants. (Sections 14.01, 14.02 and 14.03.)

      To elect either defeasance or covenant defeasance for any series of debt securities, we must deposit with the trustee an amount of money and/or U.S. government obligations that will be sufficient to pay principal, interest and any premium or sinking fund payments on the debt securities when those amounts are scheduled to be paid. In addition, we must provide a legal opinion stating that as a result of the defeasance or covenant defeasance you will not be required to recognize income, gain or loss for Federal income tax purposes and you will be subject to Federal income tax on the same amounts, in the same manner and at the same times as if the defeasance or covenant defeasance had not occurred. For defeasance, that opinion must be based on either an Internal Revenue Service ruling or a change in law since the date the debt securities were issued. We must also meet other conditions, such as there being no Events of Default. The amount deposited with the trustee can be decreased at a later date if in the opinion of a nationally recognized firm of independent public accountants the deposits are greater than the amount then needed to pay principal, interest and any premium or sinking fund payments on the debt securities when those amounts are scheduled to be paid. (Sections 14.04 and 14.05.)

      Our obligations relating to the debt securities will be reinstated if the trustee is unable to pay the debt securities with the deposits held in trust, due to an order of any court or governmental authority. (Section 14.06.) It is possible that a series of debt securities for which we elect covenant defeasance may later be declared immediately due in full because of an Event of Default (not relating to the covenants that were defeased). If that happens, we must pay the debt securities in full at that time, using the deposits held in trust or other money. (Section 14.03.)

Modification of the Indenture

      With certain exceptions, our rights and obligations and your rights under a particular series of debt securities may be modified with the consent of the holders of not less than two-thirds of the total principal amount of those debt securities. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against you without your consent. (Section 9.02.)

Global Securities

      Unless otherwise stated in a prospectus supplement, the debt securities of a series will be issued in the form of one or more global certificates that will be deposited with The Depository Trust Company, New York, New York (“DTC”), which will act as depositary for the global certificates. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants. Therefore, if you wish to own debt securities that are represented by one or more global certificates, you can do so only indirectly or “beneficially” through an account with a broker, bank or other financial institution that has an account with DTC (that is, a DTC participant) or through an account directly with DTC if you are a DTC participant.

      While the debt securities are represented by one or more global certificates:

•	You will not be able to have the debt securities registered in your name.

•	You will not be able to receive a physical certificate for the debt securities.

•	Our obligations, as well as the obligations of the trustee and any of our agents, under the debt securities will run only to DTC as the registered owner of the debt securities. For example, once we make payment to DTC, we will have no further responsibility for the payment even if DTC or your broker, bank or other financial institution fails to pass it on so that you receive it.

•	Your rights under the debt securities relating to payments, transfers, exchanges and other matters will be governed by applicable law and by the contractual arrangements between you and your broker, bank or other financial institution, and/or the contractual arrangements you or your broker, bank or financial institution has with DTC. Neither we nor the trustee has any responsibility for the actions of DTC or your broker, bank or financial institution.

•	You may not be able to sell your interests in the debt securities to some insurance companies and others who are required by law to own their debt securities in the form of physical certificates.

•	Because the debt securities will trade in DTC’s Same-Day Funds Settlement System, when you buy or sell interests in the debt securities, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the debt securities to others.

      A global certificate generally can be transferred only as a whole, unless it is being transferred to certain nominees of the depositary or it is exchanged in whole or in part for debt securities in physical form. (Section 2.05.) If a global certificate is exchanged for debt securities in physical form, they will be in denominations of $1,000 and integral multiples thereof, or another denomination stated in the prospectus supplement.

PLAN OF DISTRIBUTION

      We may sell the debt securities to or through agents or underwriters or directly to one or more purchasers.

By Agents

      We may use agents to sell the debt securities. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

      We may sell the debt securities to underwriters. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Each underwriter will be obligated to purchase all the debt securities allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.

Direct Sales

      We may sell debt securities directly to you. In this case, no underwriters or agents would be involved.

General Information

      Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

      We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL OPINIONS

      John M. Rintamaki, Esq., who is our Group Vice President - General Counsel and Secretary, or another of our lawyers, will give us an opinion about the legality of the debt securities. Mr. Rintamaki owns, and such other lawyer likely would own, our Common Stock and options to purchase shares of our Common Stock.

EXPERTS

      The financial statements and schedules included in our 1998 10-K Report and in our Current Report on Form 8-K dated February 4, 2000 have been audited by PricewaterhouseCoopers LLP (“PwC”), independent accountants. They are incorporated by reference in this prospectus and in the registration statement in reliance upon PwC’s report on those financial statements and schedules given on their authority as experts in accounting and auditing.

      None of the interim financial information included in our 10-Q Reports has been audited by PwC. Accordingly, you should restrict your reliance on their reports on such information. PwC’s reports on the interim financial information do not constitute “reports” or “parts” of the registration statement prepared or certified by PwC within the meaning of Sections 7 and 11 of the Securities Act of 1933.